UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SunGard Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0267091
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

680 East Swedesford Road Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-116617 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

Title of Class

AMENDMENT NO. 1 TO FORM 8-A

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) initially filed with the Securities and Exchange Commission on June 21, 2000 by SunGard Data Systems Inc., a Delaware corporation (the “Company”), as set forth below.

Item 1.	Description of Registrant’s Securities to Be Registered.

The Company announced that it has entered into an Agreement and Plan of Merger, dated as of March 27, 2005 (the “Merger Agreement”), with Solar Capital Corp., a Delaware corporation (“Merger Co”), pursuant to which Merger Co will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

Immediately prior to the execution of the Merger Agreement, the Company and Wells Fargo Bank, N.A. (the “Rights Agent”) entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement dated as of July 18, 2000 (the “Rights Agreement”), which provides that neither the execution of the Merger Agreement nor the consummation of the Merger will trigger the provisions of the Rights Agreement.

In particular, the Rights Agreement Amendment provides that neither Merger Co nor any of its affiliates (the “Exempted Persons”) shall be deemed to be an “Acquiring Person,” and neither a “Distribution Date” nor a “Shares Acquisition Date” shall be deemed to have occurred, in each case solely by virtue of or as a result of (i) any agreements, arrangements or understandings among the Exempted Persons in connection with the Merger Agreement or the Merger, (ii) the execution and delivery of the Merger Agreement or (iii) the acquisition of any Shares pursuant to the Merger Agreement or the consummation of the Merger. The Rights Agreement Amendment also redefines “Expiration Date” to include a potential earlier date and time at which the Merger becomes effective.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is filed as an exhibit hereto, and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description

4.1	Amendment No. 1, dated as of March 27, 2005, to the Rights Agreement dated as of July 18, 2000 between SunGard Data Systems Inc. and Wells Fargo Bank, N.A., as rights agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on March 28, 2005).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

SUNGARD DATA SYSTEMS INC.

By:	/s/ Michael J. Ruane
	Name:	Michael J. Ruane
	Title:	Senior Vice President-Finance and Chief Financial Officer

Date: March 28, 2005